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                                                                   EXHIBIT 10.25

March 10,  2000



Mr. Stuart Fuhlendorf
1396 Gold Mine Lane
Evergreen, CO  80439

Dear Stuart:

On behalf of Metawave Communications Corporation, it is my pleasure to offer you the position of Senior Vice President and Chief Financial Officer, as detailed in this letter. You will report to Bob Hunsberger, Chief Executive Officer and President, with a start date to be mutually agreed upon.

Base compensation for your duties will be [***] per year, to be earned and paid monthly, equivalent to [***] per pay period, subject to federal income tax and other normal withholding. Metawave has a bi-weekly payroll schedule where paydays occur every other Thursday. You will also be eligible for Metawave's bonus program in effect at the time, appropriate for your grade.

You are eligible for our Medical, Dental and Life insurance starting on the
first day of the month following or equivalent to your hire date.   You are also
eligible to participate in our 401(k) program. You will be eligible to enroll on the first of the quarter following your employment date. These programs are, of course, subject to change. A summary outlining the Metawave benefit package is enclosed.

Your performance and salary will be reviewed once per year. Your first performance review will occur on or around January 2001. Any salary adjustment will be determined based on performance, and will be set by your manager on an annual basis.

A recommendation will be made to the Board of Directors that you be granted an option to purchase [***] shares of Metawave common stock (subject to any stock splits or other changes in capitalization that may be effected in connection with Metawave's initial public offering). The price will be determined by the board of directors at the board meeting following your hire date. One quarter of the shares vest after one year of employment with the remaining three quarters progressively vesting on a monthly basis over the next three (3) subsequent years. [***].

In the event that the Company terminates your employment without cause, you will receive a lump sum severance payment within 30 days of such termination equal to six months' base salary, in exchange for executing the normal severance release agreement.

                                 CONFIDENTIAL
  [***] CONFIDENTIAL TREATEMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY
                 WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Page 2
Stuart Fuhlendorf
March 10, 2000



Metawave is prepared to assist you in your move to the Seattle-area by paying the costs of moving your household goods from Evergreen, CO to Washington. These costs include packing, transporting, insurance and unloading of your household goods. This includes moving two automobiles. Relocation costs include 30 days of storage for your household goods upon arrival in Washington. Metawave will also pay for temporary living upon your arrival in the Seattle area. Temporary living will be paid through June 2000, if needed.
(Temporary living is defined as reasonable apartment rent. Costs for food will be your expense.)

Additionally, Metawave is prepared to pay for expenses associated with the sale of your home in Colorado and the purchase of a new residence in the Seattle area, as follows:

Closing costs for sale of Colorado home
---------------------------------------
 .  Appraisal fees
 .  Lawyer fees
 .  Title insurance
 .  Revenue stamps
 .  Recording fees
 .  Brokerage fees
 .  Unique closing costs

Closing costs for purchase of home in Seattle area
--------------------------------------------------
 .  Appraisal fees
 .  Lawyer fees
 .  Title insurance
 .  Revenue stamps
 .  Recording fees
 .  Unique closing costs including county fees
 .  Inspection fees
 . Buyers points/origination fees not to exceed $6,000. This will not be grossed up.

Any fees or costs that are not tax deductible will be grossed up, otherwise actual expenses will be reimbursed. This represents Metawaves complete commitment to relocation expenses. Should you leave the company prior to completing 12 months of employment, you will be required to repay Metawave (on a prorated basis).

It is the policy of Metawave that employees not disclose nor use any confidential information from prior employment while employed by Metawave. If you have entered into specific Non-Disclosure agreements, non-competitive agreements, or any other agreements with any previous employer that might affect or restrict your employment with us, please provide us with a copy so that we can ensure that both you and Metawave abide by the terms thereof.

                                 CONFIDENTIAL
  [***] CONFIDENTIAL TREATEMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY
                 WITH THE SECURITIES AND EXCHANGE COMMISSION.

Page 3
Stuart Fuhlendorf
March 10, 2000



Employment with Metawave is at the mutual consent of each employee and the company. Accordingly, while Metawave has every expectation that employment relationships will be mutually beneficial and rewarding, both you and Metawave retain the right to terminate the employment relationship at will, at any time, with or without cause. In addition, you will be required to read and comply with the policies and procedures as outlined in the Metawave Employee Handbook during your employment with the company.

This offer represents the entire offer of Metawave and supersedes any prior verbal or written agreements. This offer will remain open until 5:00 p.m. on Monday, March 13, 2000. As a condition of your employment, you are required to sign a copy of the enclosed Confidentiality Agreement (which should be returned to Human Resources). You will be required to provide your proof of identification and your proof of your right to work in the United States to Human Resources by your third day of employment.

Stuart, we are excited about you joining our team, and we hope you will be able to achieve both your personal and professional objectives here at Metawave. If we can answer any questions, please feel free to call Bob Hunsberger at 425-702-5623.

Please sign your acceptance below and return the original to me. The copy is for your records.

Sincerely,

METAWAVE COMMUNICATIONS CORPORATION

/s/ Monica Chester-Bristow
--------------------------------------
Monica Chester-Bristow
Director, Human Resources

This will acknowledge my acceptance of this offer of employment.

/s/ Stuart Fuhlendorf
--------------------------------------
Stuart Fuhlendorf

March 10, 2000
--------------------------------------
Date

                                 CONFIDENTIAL
  [***] CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY
                 WITH THE SECURITIES AND EXCHANGE COMMISSION.